Exhibit 10.1

AMENDMENT No. 5
to
Cooperative Research and Development Agreement

This Amendment No.5 (“Amendment is made as of July 15,2006 by and among NeoPharm, Inc. a Delaware corporation (“NeoPharm”), and United States Department of Health & Human Services, Public Health Service (“PHS”), Food and Drug Administration/Center for Biologics Evaluation and Research Dr. Raj Purl (“Principal Investigator”), and amends that certain Cooperative Research and Development Agreement No. 26-97 between NeoPharm and PHS; dated as of August 27, 1997 (the “CRADA”).

WHEREAS, the CRADA was effective for an original term from August 1997 through August 2001; and

WHEREAS, the parties executed Appendix C Revised to the CRADA dated January 1, 2000, amending the provisions of Appendix C; and

WHEREAS, the parties executed an Addendum to Appendix B and Appendix C Revised.1 to the CRADA dated December 12, 2000, amending Appendices B and C and extending the term of the CRADA through December 31, 2003; and

WHEREAS, the parties executed Appendix B Revised.l and an updated Appendix C Revised.l dated March 11, 2004 to the CRADA, amending Appendices B and C and extending the term of the CRADA through February 28, 2005; and

WHEREAS, the parties executed Appendix C - Revised.2 to the CRADA, dated July 15, 2005, amending Appendix C and extending the term of the CRADA; and;

WHEREAS, the parties hereby amend Appendices B and C to the CRADA and extend the term of the CRADA through July 31, 2009;

NOW, THEREFORE, pursuant to Section 13.6 of the CRADA, the following changes are made:

1.                                       Article 4 is deleted in its entirety and replaced with the following:

Article 4.                                            Reports.

4.1          Interim Reports.  The Parties shall exchange formal written interim progress reports on a Schedule agreed to by the PIs, but at least within six (6) months after this Addendum becomes effective and at least within every six (6) months thereafter. Such reports shall set forth the technical progress made, identifying such problems as may have been encountered and establishing goals and objectives requiring further effort, any modifications to the Research Plan pursuant to Article 3.2 and identify Subject Inventions pursuant to Article 6.1.

4.2          Final Reports.  The Parties shall exchange final reports of their results within four (4) months after completing the projects described in the RP or after the expiration or termination of this CRADA.

4.3          Presentations.  PHS shall make live presentations explaining the contents of the Interim Reports of Section 4.1 to the Collaborator within two (2) months of exchanging each Interim Report and shall provide a presentation explaining the contents of the Final Report of Section 4.2 within two (2) months of exchanging the Final Report.

2.             The research objectives listed on Appendix B - Addendum 2 hereto are added to those described in Appendix B to the CRADA, and the term of the CRADA is extended through July 31, 2009.

3.             Appendix C - Revised.3 attached hereto replaces in full Appendix C - Revised.2 to the CRADA.

4.             All other provisions of the CRADA, as heretofore amended, are unchanged and shall remain in full force and effect.

SIGNATURES APPEAR ON THE NEXT PAGE

FOR THE PHS:

/s/ Jesse L. Goodman	9/26/06
Jesse L. Goodman, M.D., M.P.H. Director Center for Biologics Evaluation and Research Food and Drug Administration	Date

Mailing Address for Notices:

Food and Drug Administration Center for Biologics Evaluation and Research (HFM-544) 1401 Rockville Pike Rockville, MD 20892

FOR THE COLLABORATOR:

/s/ Jeff Sherman	9/8/06
Dr. Jeff Sherman Chief Medical Officer and Executive Vice President	Date

/s/ Timothy P. Walbert	9/8/06
Timothy P. Walbert Executive Vice President, Commercial Operation	Date

Mailing Address for Notices:

NeoPharm, Inc. 1850 Lakeside Drive Waukegan, IL 60085

Appendix B - Addendum 2

The following research objectives are added to those described in the Research Plan, Appendix B of CRADA No. 26-97.

1.                                       Ongoing study of evaluation of synergistic therapeutic efficacy of IL13 with radiation therapy or temozolomide:

Since radiation induced tumor cell stasis/death and IL13-PE induced cell death involve different mechanisms, it is possible that the combination of radiation and IL13-PE therapy may lead to combined or synergistic effect on glioma cells.  As ILl3-PE is being studied in newly-diagnosed high-grade glioma along with radiation therapy to support development, additional in vitro and animal studies should be performed, to determine the optimal schedule of therapy with these two modalities. Similarly, since temozolomide (FDA approved for newly-diagnosed GBM and recurrent anaplastic astrocytoma) and IL13-PE will mediate therapeutic effect through different mechanisms, it is also possible that the combination of both drugs may mediate combined or synergistic effects.

Summary of ongoing studies:

1.                                      In vitro sublethal irradiation of glioma cell lines followed by culture with IL13-PE and conversely incubation with IL-13-PE followed by irradiation was performed and the growth, cell viability and cytotoxicity to IL-13-PE was assessed. These studies show that irradiation increases IL-13Ralpha2 mRNA expression but it does not enhance sensitivity to IL13-PE. Similarly, prior treatment with IL13-PE did not                enhance sensitivity to irradiation.

2.                                      Concomitant radiation and IL13-PE incubation demonstrated enhanced antitumor effect in vitro when compared to either modality alone. Confirmatory studies are ongoing, which are nearly completed.

3.                                      Pre-treatment irradiation of subcutaneous or intracranial xenografts followed by local delivery of IL13-PE are also planned and will be initiated in collaboration with Dr. Jann Sakaria at the Mayo Clinic. Immunocompetent tumor model will be used when available.  Currently, we do not use syngeneic mouse model in our labs.  Based on xenograft model syngeneic model will be developed.  Several experiments were performed in s.q. model, however, optimal dose (50 ug/kg dose showed toxicity in the model system) of lL13-PE has not been established.

4.                                      Concomitant effect of temozolomide and IL13-PE in various glioma cell lines in vitro and the effect of co-administration of temozolomide and IL- I3-PE by various routes subcutaneous and intracranial xenografts will continue to be evaluated.  Our results suggest that temozolomide synergies with IL13-PE in mediating antitumor activity in vitro and in vivo.  These studies are expected to be completed in 2006.  Additional syngeneic GBM model will be developed after the completion of xenograft studies and the combined effects will be investigated.

The following studies began in 2004 but were discontinued due to availability of resources. These studies will now be performed during the period of this Amendment.

2.                                       Study of the mechanism of action of delayed toxic effect of IL13-PE in normal brain and role of immune response in IL13-PE induced tumor regression:

Clinical studies have demonstrated that IL13-PE can induce cytotoxic effect on tumors when administered intratumorally.  In addition, intraparenchymal administration of IL13-PE in normal brain with infiltrating glioma is very well tolerated up to the concentration of 0.5 microgram/mI. At 1.0 microgram/ml, dose limiting local toxicity has been observed.  In addition, in several patients, appearance of abnormal hyperintense signal on FLAIR images and new gadoliniumenhancing solid lesion with central hypointense area suggesting an inflammatory and necrotic process involving normal or infiltrated brain parenchyma have been observed between 4 and 8 weeks following treatment.  This type of phenomenon has not been observed previously as in all studies most rats or mice were sacrificed only several days after IL13-PE infusion.  No long term monitoring was performed after intraparenchymal administration of IL13-PE.  The following studies have been initiated and are expected to lead to an understanding of the mechanism of this effect and develop strategies to avoid this delayed effect of IL13-PE.

Planned studies:

5                                         Develop animal model in mice and rats to simulate clinical situation by intra parenchymal administration of IL13-PE. The brains of these animals will be evaluated for toxicity. Toxicity will be evaluated by histology and immunohistochemistry at various time points after IL13-PE administration.

6                                         Identification of local or systemic immune mechanism (if any) post ILl3-PE administration in normal brain. In some cases, animals will be immunosuppressed by whole body irradiation to determine the impact on IL13-PE induced delayed effect.

7.                                      Identification of the role of cytokines or other factors in this mechanism, which will be evaluated by microarray technology.

8.                                      Study of humoral or cell-mediated immune response in mice bearing IL-13Ralpha2 positive murine tumors treated with IL13-PE.  T cell responses will be assessed by in vivo CD4 and CD8 cell depletion and measure cytotoxicity and gamma-IFN release by splenocytes.  Tumor challenge studies will be performed in mice which are cured by IL13-PE.

3.                                       Targeting of Interleukin-13 Receptor for pediatric brain tumor therapy:

In contrast to malignant gliomas in adults that are predominantly supratentorial, pediatric tumors are also localized in posterior fossa and brain stem. Because of their location, these tumors cannot be resected, resulting into progressive disease with poor prognosis. As not many options are available for these children, an urgent search for innovative therapeutic approach is needed. Our previous studies have demonstrated that 83% of 36 different pediatric brain tumor samples express IL13Ra2 chain when analyzed by immunohistochemical and in-situ hybridization studies

(Kawakami et al. Cancer 2004).  Although both assays produced compatible results, quantitative difference in receptor density between various samples is not known.  In addition, it is not known whether IL13 receptors are expressed in pediatric brain stem gliomas, tumors that are sensitive to the cytotoxic effect of IL13-Pseudomonas exotoxin (IL13-PE), which targets these receptors.  Furthermore, it is not known whether IL13R is a biomarker and whether IL13-PE will be efficacious in these tumors in animal models of brain tumors. Previous studies have suggested that adult glioma cells expressing IL13Ra2 are highly sensitive to IL13-PE.  As IL13-PE has been tested in a PRECISE Phase 3 clinical trial in adult patients with recurrent glioma, it will be of importance to study IL13-PE in not only in vitro and in vivo animal studies of pediatric brain tumors, but also tested in patients to address unmet medical needs and to unravel antitumor activities of this important molecule in pediatric tumors

The following studies are designed to address the important issues identified above:

1.                                      Analysis of ILl3 receptor expression and type of receptors in brain stem glioma. The previous study utilized pediatric brain tumor samples including glioma, low-grade astrocytoma, giant cell tumor, mixed glioma arid ganglioglioma obtained through Cooperative Human Tissue Network (CHTN). For this study, a collaborative study will be performed with scientists from St. Jude Children’s Hospital, Memphis, TN.  Tissue sections of brain stem glioma samples (n=20) will be acquired for these studies.  FDA IRB (RIHSC) has approved our request to obtain these tissue sections.  This study was initiated in 2005.

2.                                      Identification on pediatric brain tumor cell lines and isolation of primary cell cultures of tumors.  Tumor cell lines derived from pediatric glioma including low-grade astrocytoma, ependymoma, mixed glioma and ganglioglioma, giant cell tumor and PNET will be obtained from Commercial source or from investigators. In addition, primary cell cultures from surgical samples will be generated.  These cells and cell lines will be tested for the expression of IL13R and sensitivity to IL13-PE in vitro by various techniques established in our laboratories.

3.                                      Efficacy of IL-l3-PE in Pediatric brain tumor models:  The efficacy of IL13-PE will be evaluated in tumor bearing mice.  Tumor cell lines derived from various tumors will be established as tumors in immunodeficient mice. These animals will be then treated with IL13~PE by various routes and schedules. Initially, animals with subcutaneous flank tumors will be treated and later, intracranial tumor models will be treated. Various routes of administration of IL13~PE including CED through a burr hole will be evaluated.  Tumor shrinkage as assessed by imaging and animal survival will be analyzed.

These studies will provide scientific support for pediatric brain tumor clinical studies, including, for brain stem glioma.

4.                                       Role of IL13R and IL13-PE in various inflammatory diseases:

IL13 promotes B-cell proliferation, induces immunoglobulin class switching in B cells to IgE isotype, inhibits the release of proinflammatory mediators by macrophages, increases expression of VCAM-l on endothelial cells and enhances the expression of class II MHC on monocytes.  To mediate these effects, IL13R is expressed on a variety of cells including B cells, NK cells, monocytes, mast cells, endothelial cells and fibroblasts, but not on T cells.  Recent studies have demonstrated that IL13 is a central mediator of inflammatory diseases including asthma, schistosoma mansoni, pulmonary fibrosis, ulcerative colitis and Crohn’s disease.  We have demonstrated that IL13-PE can have a role in modulating these diseases in several animal models.  Additional following studies will be performed to translate this observation from bench to bedside:

1.             Study of the structure and function of IL13R in various pathological states.

2.             Expression of IL13R in clinical fibroblast samples and their sensitivity to IL13-PE.

3.             Determine toxicity of IL13-PE when administered by various routes such as l.p., i.v., intranasal, and intratracheal in mice and by nebulization in monkeys.

4.             Immunogenicity of IL13-PE when delivered by various routes such as i.p., i.v., intranasal, and intratracheal in mice.

Appendix C - Revised.3

Financial and Staffing Contribution of the Parties:

Collaborator’s Contribution.

NeoPharm, Inc. will provide $165,000 per year for this CRADA extension.  The extended term of CRADA No. 26-97 will be through July 31, 2009.

The funds will be used to hire research personnel, purchase equipment, laboratory supplies, animals, and reagents.  Two research fellows will be hired by FDA for full time participation in the CRADA project.

Under the terms of this updated “Financial and Staffing Contribution of the Parties”, the funds provided by NeoPharm, Inc. will be used by FDA for:

Personnel:

Two Post-Doctoral Research Fellows (including overhead charges)	$130,000
Annual Personnel Subtotal	$130,000

Equipments:
Computer, software and printer	$3,000

Estimated Subtotal	$13,000

Supplies:
Purchase of immunodeficient animals	$5,000
Tissue Histochemistry and Pathology & CBER Core Facility Services	$5,000
Chemicals, Reagents, antibodies, enzymes, test kits, cytokines	$15,000
Annual Supplies Subtotal	$25,000

Travel:
Annual Travel Costs and Conference Fees for PI for CRADA-related activities (meetings with CRADA partners, presentation of research findings)	$7,000

Annual total for Personnel, Equipment, Supplies and Travel	$165,000

FDA’s Contribution

FTE: PI Time	15%
Technician Time	5%
Staff Scientist Time	20%
Post Doctoral Fellows’ Time	100%

FDA Supplies: Some of the supplies and reagents will be purchased with intramural budget allotted to the Puri laboratory ($15,000).

FDA Equipment:

Most of the equipment needed for the collaboration are available in the laboratory or have been purchased with funds provided by the Collaborator during the first seven years, of the collaboration.

PI will have laboratory space to house post-doctoral fellows and staff scientist

FDA will provide the PI, who has expertise in the field of molecular tumor biology. The PI will also provide onsite supervision of the fellows, laboratory technician and staff scientist. The PI will direct the work of the postdoctoral fellow by planning experiments, assuring that the fellow performs the required work in a professional manner, evaluate and interpret the experimental results and prepare written progress reports for the Collaborator.

The Collaborator agrees that the PI has broad flexibility in the use, transfer and disbursement of funds among the resource categories described above.  Monies not spent in a given fiscal year may be carried over into the following year.